Exhibit 2.1

EXECUTION VERSION

Implementation Deed relating to the acquisition of the entire issued share capital of PA Consulting Group Limited
Dated 27 November 2020
THE COMPANY and THE INVESTOR and THE MANAGERS and THE PURCHASER and THE PURCHASER’S GUARANTOR

Table of Contents

Contents		Page

1	Interpretation	3

2	Obligations of the Company in relation to the Scheme	13

3	Obligations of the Investor in relation to the Scheme	14

4	Obligations of the Managers in relation to the Scheme	15

5	Obligations of the Purchaser in relation to the Scheme	15

6	Sale and Purchase of Loan Notes	15

7	Consideration	16

8	Conditions	17

9	Closing Schedule	19

10	Pre-Closing	19

11	Leakage	21

12	Warranties	22

13	Limitation of Liability	23

14	Purchaser’s Warranties and Undertakings	24

15	Deliverables and the Effective Date	27

16	Termination	28

17	Guarantee of the Purchaser’s Obligations	28

18	Confidentiality	29

19	Other Provisions	31

Schedule 1 Managers		38

Schedule 2 Deliverables and Actions		39

Schedule 3 Conduct of Business		41

i

Documents in the Agreed Terms referred to in this Deed

Announcement

Director resignation letter

Disclosure Letter

Locked Box Accounts

Pro forma Closing Schedule

Scheme Circular

Signing Allocation Table

This Deed (the “Deed”) is made on 27 November 2020 between:

(1)	PA CONSULTING GROUP LIMITED, a company incorporated in England and Wales whose registered office is at 10 Bressenden Place, London, United Kingdom, SW1E 5DN (the “Company”);

(2)

CEP IV GARDEN S.À R.L., a société à responsabilité limitée, incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under B 199 594, having its registered office at 2, avenue Charles de Gaulle, L-1653 Luxembourg (the “Investor”);

(3)	the persons set out in Schedule 1 (together, referred to as the “Managers” and, individually, as a “Manager”);

(4)	JACOBS CONSULTING SOLUTIONS LIMITED, a company incorporated in England & Wales whose registered office is at Cottons Centre, Cottons Lane, London, United Kingdom, SE1 2QG (the “Purchaser”); and

(5)

JACOBS ENGINEERING GROUP INC., a company incorporated in Delaware with registered number 2114321 and whose registered office is at 1999 Bryan Street, Suite 1200, Dallas, Texas, United States of America (the “Purchaser’s Guarantor”),

each,	a “Party” and, together, the “Parties”.

Whereas:

(A)	The Parties have reached an agreement on the terms of the Acquisition (as defined below) and now intend to implement the Acquisition in accordance with the terms set out in the Transaction Documents.

(B)	The Acquisition is to be effected, in part, by means of a scheme of arrangement under Part 26 of the Companies Act 2006 on the terms and subject to the conditions set out in the Scheme Circular.

(C)	This Deed sets out the agreement between the Parties as to how the Acquisition and the Scheme will be implemented.

It is agreed as follows:

1	Interpretation

In this Deed, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“A Ordinary Shares” means the A ordinary shares of £0.01 each in the capital of the Company;

“Acquisition” means the proposed acquisition by the Purchaser of (i) the entire issued share capital of the Company, pursuant to the Scheme; and (ii) the Loan Notes, pursuant to this Deed;

“Additional Receipts” means, in each case if and to the extent received prior to the Effective Date, and in each case, net of any associated Taxes, costs, fees and expenses of recovery to the extent not taken into account as a liability in the Locked Box Accounts, an amount equal to:

(a)	the amount received from PA Defense, Inc. confidential client 1 in connection with the receivable owed by it to PA Defense, Inc.; and

(b)	the amount received from Sri Lanka Airlines in connection with the receivable owed by it to Nyras Limited;

“Adviser Reports” means:

(a)	the vendor legal due diligence report prepared by Linklaters LLP dated 9 October 2020;

(b)	the vendor tax due diligence report prepared by FTI Consulting dated 21 October 2020;

(c)	the vendor financial due diligence report prepared by FTI Consulting dated 27 October 2020;

(d)	the pensions advice paper report titled “PA Pension Scheme Background and Current Position” prepared by Aon Risk Settlement Group dated 1 October 2020; and

(e)	the commercial & strategic review report prepared by OC&C Strategy Consultants dated 23 September 2020;

“Affiliate” of any person means any person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such person and “control” (together with its correlative meanings, “controlled by” and “under common control with”) means with respect to any other person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise);

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Parties and signed by or on behalf of the Parties or exchanged via email with such alterations as may be agreed in writing between the Parties from time to time;

“Announcement” means the announcement in the Agreed Terms relating to the Acquisition;

“Annual Business Plan” means the business plan of the Group in respect of the current financial year of the Company;

“Articles” means the articles of association of the Company from time to time;

“B Ordinary Shares” means the B ordinary shares of £0.01 each in the capital of the Company;

“Bank Pay-Off Amount” means the amount required to discharge all amounts owed by any Group Company at the Effective Date (including all amounts of principal, interest, fees, expenses, prepayment costs and any break fees) under the Existing Facilities, and to release all security in relation to the Existing Facilities (inclusive of any prepayment costs);

“Business” means the business of the Group from time to time;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England, Dallas, Texas and Pasadena, California;

“C Ordinary Shares” means the C ordinary shares of £0.01 each in the capital of the Company;

“Closing Allocation Table” has the meaning given to it in Clause 9.1.1(ii);

“Closing Deliverables” means the obligations to be performed by (or on behalf of) the Parties at the Effective Time in accordance with and as set out in paragraphs 2 and 3 of Schedule 2;

“Closing Schedule” has the meaning given to it in Clause 9.1.1(i);

“Competing Proposal” means any scheme or other transaction proposed by any Group Company in connection with the acquisition by a third party of all or any substantial part of either the Group or the assets and business of the Group (whether by share or asset sale or any synthetic or derivative transaction or otherwise);

“Conditions” has the meaning given to it in Clause 8.1;

“Confidentiality Agreement” means the confidentiality agreement dated 3 March 2020 between the Company and Jacobs Engineering Group Inc. pursuant to which the Company made available certain confidential information relating to the Group;

“Connected Person” means, in relation to each Manager:

(a)	a member of that person’s family (within the meaning of section 253 of the Companies Act 2006); and

(b)	a company which that person controls (within the meaning of section 435(10) of the Insolvency Act 1986), but excluding each member of the Group;

“Consideration” has the meaning given to it in Clause 7.1;

“Consideration Shares” has the meaning given to it in the Scheme;

“Convening Hearing” means the Court hearing at which the Company seeks permission to convene the Court Meetings;

“Court” means the High Court of Justice in England and Wales;

“Court Hearing” means the Court hearing at which the Company seeks sanction of the Scheme;

“Court Meetings” means the meetings (and any adjournment thereof) of Shareholders or any class thereof convened pursuant to an order of the Court under Part 26 of the Companies Act 2006 to consider and, if thought fit, approve the Scheme;

“Court Order” means the order of the Court, made at the Court Hearing, sanctioning the Scheme under Part 26 of the Companies Act 2006;

“Covered Person” means Simon Dingemans and Fraser Robson;

“Directors” means the board of directors of the Company;

“Disclosed Project Air Set-up Amount” has the meaning given to it in the Scheme Circular;

“Disclosed Transaction Costs” has the meaning given to it in the Scheme Circular;

“Disclosure Letter” means the letter in the Agreed Terms dated on or around the date of this Deed from the Warrantors (as such term is defined in the Warranty Deed) to the Purchaser disclosing information constituting exceptions to the warranties contained in the Warranty Deed;

“EBT Irrevocable Undertaking” means the irrevocable undertaking in the Agreed Terms pursuant to which the EBT Trustee will irrevocably undertake to the Court to be bound by the Scheme;

“EBT Trustee” means Apex Financial Services (Trust Company) Limited in its capacity as trustee of the PA 2004 ESOP, registered in Jersey with number 58034 with its registered office at PO Box 532, St Helier, Jersey JE4 5UW;

“Effective Date” means the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time” means the time on the Effective Date at which the Scheme becomes effective in accordance with its terms;

“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, reversion, retention of title, easement, right of pre-emption preferential right or trust arrangement, subscription right, right of conversion, restriction, participation right, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Existing Facilities” means a £100,000,000 senior secured term loan facility and £50,000,000 revolving credit facility, each provided to PA Consulting Management Services Limited as borrower;

“Exiting Manager” means each of Andrew Hooke and Marcus Agius;

“FCA” means the UK Financial Conduct Authority;

“FCA Condition” means the Condition contained in Clause 8.1.2;

“FI Condition” means the Condition contained in Clause 8.1.3;

“Group” means the Group Companies, taken as a whole;

“Group Companies” means the Company and each of its subsidiaries and “Group Company” means any one of them;

“Intellectual Property Rights” has the meaning given to it in the Warranty Deed;

“Investment Agreement” means the investment agreement dated 11 December 2015 (as amended from time to time) between, amongst others, the Investor, the Stakeholder Representatives (as defined therein) and the Company relating to the Company;

“Investor Bank Account” means the account notified to the Purchaser by the Investor at least five Business Days prior to the Effective Date;

“Investor’s Group” means:

(a)

any Affiliate of the Investor, or any fund managed and/or advised by any adviser or manager of the Investor and/or any of its Affiliates or any investor in or director, employee or partner of any of them;

(b)

any general partner, limited partner, trustee, nominee, operator, arranger or, manager of, or investment adviser to, the Investor or of or to any Affiliate of the Investor, or of or to any fund managed and/or advised by any investment adviser or manager of the Investor and/or any of its Affiliates;

(c)

any scheme under which certain officers, employees or partners of the Investor, or of any of its investment advisers or managers, or of any Affiliates of such investment advisers or managers, are entitled (as individuals or through a body corporate or any other vehicle) to acquire shares in companies in which the Investor also invests, or any person holding shares or other interests under such a scheme or entitled to the benefits of shares or other interests under such a scheme; and

(d)	any person or entity for whom the Investor holds Shares as trustee or nominee or in any other capacity whatsoever,

but shall not include any Group Company or any portfolio company of (i) the Investor; (ii) the Investor’s Affiliates; or (iii) any fund managed and/or advised by any investment adviser or manager of the Investor and/or any of its Affiliates;

“Irrecoverable VAT” means any amount paid in respect of VAT which is not recoverable as input tax by a person or the representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT;

“Leakage” means:

(a)

any dividend or distribution or other return of capital declared, paid or made or agreed to be paid or made, by any Group Company to or on behalf of or for the benefit of the Investor, any member of the Investor’s Group, a Manager or any Connected Person of a Manager;

(b)

any payments made (including bonuses, loan repayments, management fees, monitoring fees, or service interest actually paid in respect of any Loan Notes), or agreed to be paid by or on behalf of any Group Company to or on behalf of or for the benefit of the Investor, any member of the Investor’s Group, a Manager or any Connected Person of a Manager;

(c)

any assets transferred or agreed to be transferred by or on behalf of any Group Company to or on behalf of or for the benefit of the Investor, any member of the Investor’s Group, a Manager or any Connected Person of a Manager;

(d)

any liabilities assumed, indemnified or incurred or agreed to be assumed, indemnified or incurred (including under any guarantee, indemnity or other security) by or on behalf of any Group Company to or on behalf of or for the benefit of the Investor, any member of the Investor’s Group, a Manager or any Connected Person of a Manager;

(e)

the waiver of, or agreement to waive, by or on behalf of any Group Company, any amount owed to that Group Company by the Investor, any member of the Investor’s Group, a Manager or any Connected Person of a Manager;

(f)	any Transaction Costs;

(g)	any amount of the Project Air Set-up Amount in excess of the Disclosed Project Air Set-up Amount;

(h)

any Tax or amount in respect of Tax payable by any Group Company (or which would have been payable by any Group Company but for the use of a Tax relief) as a consequence of any of the matters referred to in paragraphs (a) to (g)above (except if and to the extent that such Tax has been or will be recovered from or reimbursed by some other person (other than a Group Company or a member of the Purchaser’s Group)),

in each case (i) net of the net present value at the date of the Leakage of any Tax relief available to any Group Company in respect of any matter giving rise to Leakage; (ii) net of any amount in respect of VAT which is not Irrecoverable VAT; and (iii) excluding any Permitted Leakage;

“Loan Note Consideration” has the meaning set out in Clause 7.2;

“Loan Note Instrument” means the investor loan note instrument entered into by Garden Midco 1 Limited dated 10 December 2015 (as amended from time to time) constituting the issue of up to £147,425,000 investor loan notes;

“Loan Notes” means the investor loan notes constituted by the Loan Note Instrument;

“Locked Box Accounts” means the balance sheet for the Group prepared as at the Locked Box Date in the Agreed Terms;

“Locked Box Date” means 3 July 2020;

“Long Stop Date” means 30 June 2021 or such other date as the Company, the Investor, the Managers and the Purchaser may agree in writing;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Notice” has the meaning set out in Clause 19.12.1;

“Notional Interest Payment” means an amount equivalent to £305,000 multiplied by the number of calendar days between (and, in each case, including) 4 July 2020 and the Effective Date;

“Ordinary Shares” means, together, the A Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares;

“Permitted Leakage” means:

(a)

any amounts or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by or on behalf of any Group Company at the specific written request or with the specific written agreement of the Purchaser and such written request agreement shall also specifically acknowledge that any such liability or payment is to be treated as Permitted Leakage;

(b)	any payment made or agreed to be made by or on behalf of any Group Company pursuant to this Deed or any Transaction Document;

(c)	any amounts accrued (but not paid) pursuant to the terms of the Loan Note Instrument or, in respect of the Preference Shares, the Articles;

(d)

any fees and/or expenses incurred or paid or agreed to be paid or payable to the Investor or any member of the Investor’s Group (up to a maximum amount of £187,500 (excluding any VAT thereon)), together with any other reasonable third party out of pocket expenses incurred by the Investor or any member of the Investor’s Group (up to a maximum amount of £100,000 (excluding any VAT thereon)) (in each case, whether in respect of any director appointed to any Group Company by the Investor pursuant to the terms of the Investment Agreement or otherwise);

(e)

any directors’ fees (including expenses) and/or consultancy fees incurred or paid or agreed to be paid or payable to the Managers or to any employee, director, consultant or officer of any Group Company pursuant to their current employment, director and/or consulting agreements with any Group Company;

(f)

the salaries and other remuneration (including expenses) and bonuses, emoluments and other entitlements incurred or paid or agreed to be paid or payable to the Managers or to any employee, director, consultant or officer of any Group Company in accordance with past practice and their current employment agreements, director and/or consulting agreements with any Group Company;

(g)

any transfer, or agreement to transfer, any asset or contract included within the definition of Project Air Set-up and any Disclosed Project Air Set-up Amount incurred or paid or agreed to be paid or payable;

(h)	any payment in respect of which an accrued expense or provision has been specifically recorded in the Locked Box Accounts;

(i)	any Disclosed Transaction Costs incurred or paid or agreed to be paid or payable; and

(j)

any Tax or amount in respect of VAT payable (or which would have been payable but for the use of a Tax relief) by any Group Company as a consequence of any of the matters referred to in paragraphs (a) to (i) above (including any amounts withheld in respect of PAYE or other similar systems), provided that where a maximum amount is specified in paragraphs (a) to (i) above, the amount specified in such paragraph (a) to (i) shall not include any associated amount falling within this paragraph (j);

“Pre-Closing Period” means the period from the date of this Deed until the Effective Time;

“Preference Shares” means the fixed cumulative 12 per cent. preference shares of £0.01 each in the capital of the Company;

“Pro Forma Closing Statement” means the excel spreadsheet setting out the pro forma closing statement in the Agreed Terms;

“Project Air Holdings” means any entity to be established as an Affiliate of one or more Shareholders to act as a holding company for interests in the business of Airora and/or Hydroxyl Technologies Limited from time to time (and any other entity in which such entity is a direct or indirect shareholder);

“Project Air Set-up” means:

(a)	the payment of an amount of cash by the Group to Project Air Holdings;

(b)	the novation to Project Air Holdings, or termination, of the heads of terms entered into between the Group and Hydroxyl Technologies Limited dated 20 August 2020;

(c)	the novation to Project Air Holdings, or termination, of the agreement entered into between the Group and Althea dated 19 May 2020;

(d)	the transfer to Project Air Holdings of any Intellectual Property Rights created by the Group in connection with the business of Airora and/or Hydroxyl Technologies Limited; and

(e)

the novation to Project Air Holdings, or termination, of any other agreement entered into by the Group between the date of this Deed and the Effective Time in connection with the business of Airora and/or Hydroxyl Technologies Limited, and, in the case of paragraphs (b), (c), (d) and (e), provided that such novation and/or transfer (as applicable) is effected on the basis that all liabilities associated therewith (including those arising before, on or after such novation or transfer) are assumed by Project Air Holdings;

“Project Air Set-up Amount” means the aggregate of:

(a)	the amount of cash paid by the Group to Project Air Holdings in connection with the Project Air Set-up;

(b)	the amount of any professional fees, expenses or other costs paid or agreed to be paid or incurred or owing by a member of the Group in connection with the Project Air Set-up; and

(c)

any Tax (including the amount of any employers’ national insurance and social security contributions) for which the Group is liable in connection with the Project Air Set-up, save to the extent that the amount of such Tax liability is otherwise recovered or recoverable from a Manager or any other employee (or ex-employee) of the Group;

“Purchaser’s Group” means the Purchaser, each of its Affiliates from time to time (including, for the avoidance of doubt, the Group with effect from the Effective Date);

“Registrar of Companies” means the Registrar of Companies in England and Wales;

“Regulatory Conditions” means the FCA Condition and the FI Condition;

“Relevant Authority” means any supra-national, federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange, including the FCA;

“Relevant Seller” means the Investor or Manager who receives or benefits from, or the member of the Investor’s Group (in the case of the Investor) or Connected Person(s) (in the case of a Manager) that receives or benefits from, any Leakage (or, in the case of Leakage under paragraphs (f) or (h) but in the case of (h), only if and to the extent that such Leakage arises in respect of Leakage falling under paragraph (f), if and to the extent that it is attributable to such Leakage);

“Resolutions” means the resolutions proposed at the Court Meetings to approve the Scheme together with any other resolutions which may be set out in the Scheme Circular;

“Scheme” means the scheme of arrangement under Part 26 of the Companies Act 2006 to be proposed between the Company and the Shareholders in connection with the Acquisition in the Agreed Terms, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company and the Purchaser;

“Scheme Circular” means the circular to be addressed to the Shareholders setting out details of the Acquisition and including the Scheme, an explanatory statement pursuant to Part 26 of the Companies Act 2006 and notices convening the Court Meetings, paragraph 14 of part I and parts IV and V of which are in the Agreed Terms;

“Scheme Documentation” means the Scheme Circular and any other document required in connection with the Scheme;

“Share Consideration” has the meaning given to it in Clause 7.4;

“Shareholders” means holders of any Shares from time to time;

“Shares” means the A Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares and the Preference Shares;

“Signing Allocation Table” means the table set out in the excel spreadsheet in the Agreed Terms;

“Signing Deliverables” means the obligations to be performed by (or on behalf of) the Parties upon execution of this Deed in accordance with and as set out in paragraph 1 of Schedule 2;

“Surviving Clauses” means this Clause 1, Clauses 18 and 19.1 to 19.18 and “Surviving Clause” means any one of them;

“Target Transaction Adviser” means Linklaters LLP, FTI, Aon and OC&C Strategy Consultants;

“Tax” means all forms of taxation (other than any accounting provision for deferred tax) and statutory, governmental, state, provincial, local government or municipal duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise including (without limitation) payroll taxes and shall further include payments to a Tax Authority on account of Tax, in each case whether of the UK or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the assessment, administration or collection of Taxation or enforcement of any law in relation to Taxation and acting in its capacity as such;

“Transaction Costs” means:

(a)

any professional fees, expenses or other costs paid or agreed to be paid or incurred or owing in connection with the Acquisition or the transactions contemplated by the Transaction Documents by any Group Company, in each case other than where paid on or before the Locked Box Date and including any Irrecoverable VAT; and

(b)	any transaction or retention bonus in connection with the Acquisition paid or agreed to be paid by any Group Company, together with employer’s national insurance contributions thereon;

“Transaction Documents” means this Deed, the Scheme Documentation, the Warranty Deed, the Disclosure Letter and each of the documents in the Agreed Terms and any other document entered into or to be entered into pursuant to this Deed and “Transaction Document” means any one of them;

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland;

“VAT” means: (i) within the UK, any value added tax imposed by the VAT Act 1994, (ii) within the European Union, such taxation as may be levied in accordance with (but subject to derogations from) EU Directive 2006/112/EC, and (iii) outside the UK and the European Union, any similar taxation levied by reference to added value or sales;

“Warranty Deed” means the warranty deed to be entered into between the Purchaser and the Warrantors (as defined therein) on or about the date of this Deed;

“W&I Insurance Policy” means the warranty and indemnity insurance policy between the W&I Insurer and the Purchaser; and

“W&I Insurer” means Euclid Transaction UK Limited.

1.2	Singular, plural, gender

References	to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:

1.3.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or body corporate, wherever incorporated.

1.4	References to subsidiaries and holding companies

The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Deed as their respective definitions in the Companies Act 2006.

1.5	Schedules etc.

References to this Deed shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Deed. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.6	Headings

Headings shall be ignored in interpreting this Deed.

1.7	Reference to documents

References to any document (including this Deed and any document in the Agreed Terms), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Legal terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.11	Statutory references

References to a statute or statutory provision include:

1.11.1	that statute or provision as from time to time modified or re-enacted whether before or (except as specifically provided otherwise) after the date of this Deed;

1.11.2	any past statute or statutory provision (as from time to time modified or re-enacted) which such statute or statutory provision has directly or indirectly replaced; and

1.11.3	any subordinate legislation made from time to time under that statute or statutory provision,

except if and to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Deed would create or increase the liability of any Party under this Deed.

1.12	Several liability

Any provision of this Deed which is expressed to bind or be an obligation of the Parties shall bind or be an obligation of each of them severally (and not jointly) and any reference to the Parties in this Deed shall be construed as a reference to each Party individually and severally (and not jointly) unless otherwise expressly provided.

1.13	Obligations to procure

Unless otherwise expressly provided, the expression “procure” where used in the context of the Investor or a Manager means undertaking to exercise its voting rights and to use any and all other powers vested in it from time to time as a Shareholder and, in the case of a Manager who is a director of a Group Company, such Manager’s voting rights in their capacity as a director of the Group Company in question (subject to such Manager’s fiduciary duties as a director).

1.14	Meaning of “to the extent that” and similar expressions

In this Deed, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

2	Obligations of the Company in relation to the Scheme

2.1	The Company undertakes to the Purchaser to use all reasonable endeavours:

2.1.1	to issue as soon as reasonably practicable following the date hereof an application with the Court under Part 26 of the Companies Act 2006 to seek permission to convene the Court Meetings;

2.1.2

subject to the Court making an order at the Convening Hearing giving permission to convene the Court Meetings, and as soon as reasonably practicable thereafter (and in any event no later than 10 Business Days after the date on which the Court Order is made), to procure the publication and sending of the Scheme Circular to the Shareholders on the register of members of the Company on the record date agreed with the Court in accordance with the relevant order of the Court and as soon as reasonably practicable thereafter (taking into account the requirements of any applicable law or regulation);

2.1.3

save for if the Scheme Documentation is in the Agreed Terms, to (a) provide the Purchaser (or its nominated advisers) a reasonable opportunity to provide comments on any draft of the Scheme Documentation and take into account all such reasonable comments; and (b) ensure that the Scheme Documentation shall:

(i)	conform, in all material respects, with the relevant requirements of the Companies Act 2006; and

(ii)	where applicable, reflect, in all material respects, the terms of the Acquisition as set out in this Deed or as subsequently agreed between the Company, the Investor, the Managers and the Purchaser;

2.1.4

to procure that none of its Directors will withdraw, qualify or adversely modify the unanimous and unqualified recommendation of the Directors that the Shareholders vote in favour of the Scheme incorporated in the Scheme Documentation, or withdraw or revoke the Resolutions, in each case other than as required by applicable law or in order to comply with the Directors’ fiduciary duties;

2.1.5	to propose the Resolutions without any amendment thereto at the Court Meeting(s) (or any adjournment thereof);

2.1.6

to collect proxy instructions in relation to the Resolutions and, on a reasonably regular basis, to notify the Purchaser of the number and results of proxy instructions received in relation to the Resolutions;

2.1.7

following the passing of the Resolutions, to file with the Court as soon as reasonably practicable thereafter the witness statement in connection with the application for the sanction of the Scheme and the report(s) of the Court Meetings such that (subject to the terms of this Deed, the availability of the Court and satisfaction of the Conditions) the Court Hearing will take place as soon as reasonably practicable after the Court Meetings;

2.1.8	to provide the Purchaser with copies of any order of the Court in relation to the Scheme as soon as reasonably practicable after such order is made; and

2.1.9

to deliver the Court Order as soon as reasonably practicable following the Court Hearing (and in any event within five Business Day of the Court Hearing) to the Registrar of Companies in accordance with the Companies Act 2006.

2.2

In the period from the date of this Deed until the Effective Time (or the date this Deed is terminated pursuant to Clause 16, if earlier), each of the Company, the Investor and the Managers shall not (and the Company shall procure that members of the Group shall not) directly or indirectly enter into any agreement or arrangement or enter into or continue any discussions with any party in connection with a Competing Proposal.

3	Obligations of the Investor in relation to the Scheme

3.1	The Investor hereby consents to the Scheme on the terms and conditions set out in the Scheme Circular.

3.2

The Investor irrevocably and unconditionally undertakes to appear by counsel at the Court Hearing to submit to and undertake to the Court to be bound by the Scheme on the terms and conditions set out in the Scheme Circular, including the transfer to the Purchaser of all of the A Ordinary Shares held by it in accordance with the terms set out in the Scheme.

4	Obligations of the Managers in relation to the Scheme

4.1

Each of the Managers irrevocably and unconditionally undertakes to the Purchaser in respect of all Shares registered in its name (or in the name of the Manager’s Connected Persons, if applicable) at the relevant time:

4.1.1

to exercise, or where applicable, procure the exercise of, all votes (whether on a show of hands or a poll and whether in person or by proxy) in relation to such Shares at the Court Meetings in favour of the Scheme, in respect of any Resolutions; and

4.1.2	after the despatch of the Scheme Circular to the Shareholders (and without prejudice to their right to attend and vote in person at the Court Meetings):

(i)

return or procure the return of the signed forms of proxy enclosed with the Scheme Circular, signed and instructing the chair of the relevant meeting to vote in favour of the Scheme and the Resolutions, in accordance with the instructions printed on the forms of proxy as soon as possible and in any event within 10 Business Days after the date of despatch of the Scheme Circular; and

(ii)	not revoke or withdraw the instructions set out in the forms of proxy once they have been returned in accordance with Clause 4.1.2(i).

5	Obligations of the Purchaser in relation to the Scheme

5.1

The Purchaser undertakes to confirm in writing to the Company, as soon as reasonably practicable following the satisfaction of the FCA Condition, that the FCA Condition has been satisfied and in any event, within two Business Days of becoming aware of the same.

5.2	The Purchaser shall use all reasonable endeavours:

5.2.1	to provide the Company promptly with all information reasonably required by the Company in connection with the preparation of the Scheme Documentation;

5.2.2	to comment promptly on any drafts of the Scheme Documentation provided to it; and

5.2.3

to provide all such other assistance as the Company may reasonably require in connection with: (a) the preparation of the Scheme Documentation, including access to, and ensuring the provision of reasonable assistance by, relevant professional advisers; and (b) the implementation of the steps described in Clause 2.1.

5.3

The Purchaser hereby irrevocably and unconditionally undertakes to appear by counsel at the Court Hearing, to submit to and undertake to the Court to be bound by the Scheme on the terms and conditions set out or referred to in the Scheme Circular, including the payment or the issue or transfer by the Purchaser of the Share Consideration in accordance with the terms set out the Scheme.

6	Sale and Purchase of Loan Notes

6.1	On and subject to the terms of this Deed, the Investor shall sell the Loan Notes to the Purchaser and the Purchaser shall purchase the Loan Notes.

6.2	The Loan Notes shall be sold by the Investor with full title guarantee free from Encumbrances and together with all rights and advantages attaching to them as at the Effective Time.

7	Consideration

7.1

The aggregate consideration for the acquisition (i) of the Shares pursuant to the Scheme; and (ii) the Loan Notes on and subject to the terms of this Deed (together, the “Consideration”) shall be an amount equal to the sum of:

7.1.1	£1,795,200,000;

plus

7.1.2	the Notional Interest Payment;

minus

7.1.3	an amount equal to the Disclosed Transaction Costs;

plus

7.1.4	the Additional Receipts;

minus

7.1.5	the Disclosed Project Air Set-up Amount.

7.2

The consideration for the acquisition of the Loan Notes pursuant to this Deed (the “Loan Note Consideration”), shall be an amount equal to the sum of £247,686,910.78, plus an amount equal to interest accrued and outstanding on the Loan Notes in accordance with the Loan Note Instrument from (but excluding) the Locked Box Date to (and including) the Effective Date.

7.3

The consideration for the acquisition of the Preference Shares (the “Preference Share Consideration”) shall be an amount equal to £225,906,838.45, plus an amount equal to the amount of dividends accrued but unpaid on the Preference Shares from (but excluding) the Locked Box Date up to (and including) the Effective Date.

7.4

The consideration for the acquisition of the Ordinary Shares shall be an amount equal to (the “Ordinary Share Consideration” and, together with the Preference Share Consideration, the “Share Consideration”):

7.4.1	the Consideration;

minus

7.4.2	an amount equal to the Loan Note Consideration;

minus

7.4.3	an amount equal to the Preference Share Consideration.

7.5

The Parties agree and acknowledge that a Shareholder (other than the Investor, the EBT Trustee or an Exiting Manager) (in its absolute discretion) may elect to increase the proportion of the Share Consideration to which it is entitled that will be satisfied by the issuance of Consideration Shares in accordance with and subject to the terms of the Scheme.

8	Conditions

8.1

The sale and purchase of the Shares pursuant to the Scheme and of the Loan Notes pursuant to this Deed is conditional upon satisfaction of the following conditions (the “Conditions”), or their satisfaction subject only to the Effective Date:

8.1.1	the conditions set out in paragraph 2 of part V of the Scheme Circular;

8.1.2

the Purchaser obtaining the FCA’s written approval of the Purchaser (and, to the extent required pursuant to Part XII of the Financial Services and Markets Act 2000, any controller thereof) to become controller(s) of Nyras Capital LLP in accordance with Section 189 of Financial Services and Markets Act 2000 (the “FCA Condition”); and

8.1.3

to the extent that any new or amended public interest, foreign investment or national security laws, rules or regulations (including the proposed National Security and Investment Bill) become effective in the UK between the date of this Deed and the Effective Date and such laws, rules or regulations would apply to the Acquisition, all approvals as are legally required pursuant to such laws, rules or regulations to permit the Scheme to become effective have been obtained (the “FI Condition”).

8.2	Responsibility for Satisfaction

8.2.1

The Parties agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the Parties in consultation with each other and the Parties shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by another Party.

8.2.2

The Purchaser shall take all steps necessary to secure the satisfaction of (i) the FCA Condition by the end of the Relevant Authority’s initial period of review (i.e. without the need for a second phase of investigation), and (ii) the FI Condition, prior to the Long Stop Date. Such steps shall include proposing, negotiating, offering to commit and agreeing, in each case where necessary to ensure that the Regulatory Conditions are satisfied prior to the Long Stop Date, with the Relevant Authority to effect (and if such offer is accepted, commit to effect), by agreement, order or otherwise, the sale, divestiture, licence, or disposition of any necessary assets or businesses of the Purchaser or any member of the Purchaser’s Group.

8.2.3

In respect of the FI Condition, the Purchaser undertakes to keep the Company and the Investor fully and promptly informed as to progress towards satisfaction of the FI Condition and of all contacts with the Relevant Authority, invite the Company and the Investor and their respective advisers to attend any meetings and calls with the Relevant Authority and promptly provide the Company and the Investor with draft copies of the notifications and initial submissions (pre-notifications) and all material relevant correspondence, documents or other communications received from or sent to the Relevant Authority, allowing the Company and the Investor a reasonable opportunity to provide comments on such notification, initial submissions (pre-notifications) and relevant correspondence before they are submitted (other than any part of such documentation and information that contains commercially sensitive information in relation to the Purchaser, in which case, only the Company and Investor’s advisers will have access to such information).

8.2.4	In respect of the FCA Condition, the Purchaser undertakes to:

(i)	submit signed section 178 notices to the FCA as soon as reasonably practicable after the date of this Deed, and in any event within ten Business Days after the date of this Deed;

(ii)

provide and/or procure the provision, as soon as reasonably practicable, of such additional information or documentation to the FCA as the FCA may require in connection with the section 178 notices submitted by the Purchaser (and any controllers thereof) and generally, to co-operate in good faith with the FCA and the Company;

(iii)	accept any conditions imposed by the FCA as part of their written approval;

(iv)

notify, and provide details to, the Investor and the Company of any material communications (and provide copies of any written communications) received from the FCA by the Purchaser, or any other person submitting a section 178 notice in respect of the Company, in respect of or in connection with the satisfaction of the FCA Condition where such communications have not been independently or simultaneously supplied to the Investor and the Company;

(v)

promptly provide the Investor and the Company with draft copies of all submissions and material communications to be sent to the FCA in respect of or in connection with the satisfaction of the FCA Condition (including, for the avoidance of doubt, the section 178 notices) at such time as will allow the Investor and the Company a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the Investor and the Company (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent;

(vi)	consider and, where reasonable, incorporate comments given by the Investor and the Company in accordance Clause 8.2.4(v);

(vii)	promptly provide the Investor and the Company with copies of all such submissions and communications referred to in Clause 8.2.4(v) in the form submitted or sent; and

(viii)

where reasonably requested by the Investor or the Company and to the extent not prohibited by the FCA, allow persons nominated by the Investor and/or the Company to attend all meetings with the FCA and, where appropriate, to make oral submissions at such meetings and, where a representative of the Investor and/or the Company has not attended any such meeting, the Purchaser shall, where reasonably requested by the Investor or the Company and to the extent not prohibited by the FCA, provide the Investor and the Company with reasonable details of such meeting as soon as reasonably practicable.

8.2.5

In relation to Clauses 8.1.1, 8.2.4(v) and 8.2.4(vii), the Purchaser may redact (and is responsible for redacting) from any draft or communication prior to provision to the Investor or the Company any information which the Purchaser regards (acting reasonably) as commercially sensitive to either itself or any member of the Purchaser’s Group.

9	Closing Schedule

9.1	Closing Schedule and Closing Allocation Table

9.1.1	Not less than five Business Days prior to the Effective Date, the Company and the Investor shall provide the Purchaser with:

(i)	a schedule substantially in the form of the Pro Forma Closing Statement (the “Closing Schedule”) setting out:

(a)	the amount of the Loan Note Consideration;

(b)	confirmation from the lenders under the Existing Facilities of the amount of the Bank Pay-Off Amount (together with currency, payee and account details);

(c)	the aggregate amount of the Share Consideration due to each of the Shareholders pursuant to the Scheme;

(d)	the Notional Interest Payment;

(e)

the amount of Disclosed Transaction Costs including details of which Disclosed Transaction Costs have not been and will not be paid prior to the Effective Time (plus the amount of VAT payable on the Disclosed Transaction Costs) (together with currency, payee and account details);

(f)	the amount of the Disclosed Project Air Set-up Amount; and

(ii)	a schedule substantially in the form of the Signing Allocation Table updated to reflect the following (the “Closing Allocation Table”):

(a)	the number of Shares which are legally and/or beneficially held by or on behalf of each Shareholder;

(b)	if relevant, the number of Consideration Shares to be issued to each Shareholder; and

(c)	the amount and allocation of the Share Consideration due to each of the Shareholders pursuant to the Scheme.

9.1.2

If the Effective Date is deferred beyond the intended Effective Date in accordance with the terms of this Deed and a Closing Schedule and/or Closing Allocation Table has been delivered to the Purchaser prior to such deferral occurring, the Company and the Investor shall deliver a revised Closing Schedule and Closing Allocation Table to the Purchaser in accordance with Clause 9.1.1 and the Closing Schedule and Closing Allocation Table previously submitted shall cease to apply for all purposes.

10	Pre-Closing

10.1	Obligations in Relation to the Conduct of Business

10.1.1

Subject to Clause 10.2, the Company and each of the Managers undertakes to procure so far as it is lawfully able that, in the Pre-Closing Period, each Group Company shall not undertake any of the actions set out in Schedule 3 and shall carry on its business as a going concern and in the ordinary and usual course as carried on prior to the date of this Deed, save in each case so far as specifically agreed in writing by the Purchaser (such consent not to be unreasonably withheld or delayed).

10.1.2

Subject to Clause 10.2, the Investor undertakes that, in the Pre-Closing Period, it will not consent to, or vote in favour of, any of the actions set out in Schedule 3 without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

10.2	Exceptions to Obligations in Relation to the Conduct of Business

Clause 10.1 shall not operate so as to prevent or restrict:

10.2.1

any matter reasonably undertaken by any Group Company in an emergency or disaster situation arising on or following the date of this Deed (including in response to COVID-19) with the intention of minimising any adverse effect of such situation in relation to the Group;

10.2.2

any action to the extent required to be undertaken to comply with applicable legal or regulatory requirements or pursuant to any contract, arrangement, licence or consent entered into by or relating to any Group Company prior to the date of this Deed;

10.2.3	any matter expressly permitted by this Deed or the Transaction Documents or required to give effect to and to comply with this Deed or the Transaction Documents;

10.2.4	any matter reasonably required to effect the Project Air Set-up;

10.2.5	any matter undertaken at the specific written request or with the specific written consent of the Purchaser; and/or

10.2.6

in the case of the Managers, any matter that a Manager believes in good faith is necessary or desirable in order to discharge or comply with its duties and/or responsibilities as a director or employee of any Group Company.

10.3	Other Obligations Prior to Closing

10.3.1

Prior to the Effective Date and subject to Clause 10.3.2, the Company shall, and shall use reasonable endeavours to procure that the Group Companies and their respective directors, officers, employees, advisers and representatives shall, provide reasonable cooperation in connection with the arrangement of the debt financing required in connection with the Acquisition by the Purchaser, including allowing the Purchaser and its representatives, upon reasonable notice and at the Purchaser’s cost:

(i)	reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Group; and

(ii)

reasonable access to the directors and employees of the Group (who shall be instructed to give all such information, assistance and explanations as the Purchaser or any person acting on the Purchaser’s behalf may reasonably request), in each case if and to the extent reasonably required to facilitate the raising of new indebtedness for the Purchaser’s Group or the Group or the syndication of existing indebtedness or equity, provided that the above shall not give the Purchaser or its agents any right to give instructions or otherwise interfere with the management and conduct of any Group Company or require or cause any Group Company (or any of its directors, officers, employees, advisers and representatives) to incur any cost or actual or potential liability.

10.3.2	The obligations of the Company under Clause 10.3.1 shall not extend to allowing access to information which is:

(i)	reasonably regarded as confidential to the activities of the Investor otherwise than in relation to the Group Companies; or

(ii)	commercially sensitive information of the Group Companies if such information cannot be shared with the Purchaser prior to the Effective Time in compliance with applicable law.

11	Leakage

11.1	The Investor and each of the Managers:

11.1.1	warrants to the Purchaser that there has not been from (but excluding) the Locked Box Date to (and including) the date of this Deed; and

11.1.2	undertakes to procure that there will not be from (but excluding) the date of this Deed to (and including) the Effective Date,

any Leakage to it or for its benefit (or, in the case of the Investor, to or for the benefit of a member of the Investor’s Group or, in the case of a Manager, to or for the benefit of such Manager’s Connected Persons), provided that the Investor and the Managers shall have no liability to the Purchaser under this Clause 11 if the Effective Date does not occur.

11.2

In the event of any breach of Clause 11.1, the Relevant Seller shall, with effect from the Effective Time, on demand by the Purchaser pay to the Purchaser (so far as permitted by law) by way of adjustment to the amount of the Consideration (such adjustment to be applied to the Share Consideration in priority to the Loan Notes Consideration) received by the Relevant Seller, an amount in cash equal to such Leakage (or, if applicable, their pro rata share of such Leakage). The Purchaser acknowledges that its only rights and remedies in respect of any breach of Clause 11.1, and in respect of the occurrence of any Leakage generally, are under and pursuant to this Clause 11.2.

11.3

Any Leakage falling under paragraph (f) or (h) but in the case of (h), only if and to the extent that such Leakage arises in respect of Leakage falling under paragraph (f) of the definition of Leakage shall be deemed to be paid for the benefit of all Shareholders pro rata based on the proportion that the Consideration receivable by each Shareholder bears to the aggregate amount of Consideration receivable by all Shareholders.

11.4

The Investor and the Managers shall not be liable for any claim under this Clause 11 unless: (i) a notice of the Leakage is given by the Purchaser to the Relevant Seller within six months following the Effective Date; and (ii) unless previously satisfied, settled or withdrawn, legal proceedings in respect of the claim have been commenced by being both issued and served within six months after such notice is given.

11.5

Such notice shall specify in reasonable detail the legal and factual basis of the claim and the evidence on which the Purchaser relies and sets out the Purchaser’s estimate of the amount of Leakage in respect of which the claim is made.

11.6

The aggregate liability of the Investor and each Manager in respect of any Leakage shall not exceed an amount equal to the Leakage received by, or given for the benefit of, or deemed to be received pursuant to Clause 11.3 by it or, in the case of the Investor, by or to any member of the Investor’s Group, or, in the case of a Manager, by or to any Connected Person of that Manager.

11.7

If there is any Leakage between the Locked Box Date and Effective Time, subject to the Relevant Seller agreeing that Leakage has occurred and agreeing the amount of the particular Leakage, the Consideration owed to such Relevant Seller pursuant to Clause 7 which is payable in cash shall be deemed to be reduced by such amount, such that the payment of the cash consideration so reduced shall be an absolute discharge of the Purchaser’s obligation to pay the relevant amount of cash consideration to the Relevant Seller pursuant to this Deed and the Scheme.

12	Warranties

12.1	Warranties

Each of the Company, the Investor and the Managers warrants to the Purchaser that the statements set out below (insofar as they relate to it) are true and accurate as of the date of this Deed and as at the Effective Time (as if references to the Signing Allocation Table are references to the Closing Allocation Table):

12.1.1

in the case of the Investor only, it is the sole legal and beneficial owner of the Loan Notes and, save in respect of any Encumbrances which are to be discharged on or prior to the Effective Time, there is no Encumbrance on any of the Loan Notes being sold by it;

12.1.2	in the case of the Investor only, it is the sole legal and beneficial owner of the Shares set out opposite its name in column E of the Signing Allocation Table;

12.1.3	in the case of each Manager only, it is the sole legal and beneficial owner of the Shares set out opposite its name in columns F, G and H of the Signing Allocation Table;

12.1.4	in the case of the Company and the Investor only:

(i)	it is validly existing and is duly incorporated under the law of its jurisdiction of incorporation; and

(ii)	it has taken or will have taken by the Effective Time all corporate action required by it to authorise it to enter into and perform the Transaction Documents to which it is a party;

12.1.5	it has the legal right and full power and authority to execute, deliver and perform this Deed and the Transaction Documents to which it is a party;

12.1.6	the Transaction Documents to which it is a party will, when executed, constitute valid and binding obligations of it in accordance with their respective terms; and

12.1.7	the execution and delivery of, and the performance by it of its obligations under, this Deed and the Transaction Documents to which it is a party will not:

(i)	in the case of the Company and the Investor only, result in a breach of any provision of its articles of association, by-laws or equivalent constitutional document;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound, and which is material in the context of the Acquisition;

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound, and which is material in the context of the Acquisition; or

(iv)

require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Deed both on an unconditional basis and on a basis which cannot be revoked (provided that this paragraph (iv) shall not extend to those consents or approvals referred to in Clause 8).

13	Limitation of Liability

13.1	Time Limitation for Claims

None of the Company, the Investor nor the Managers shall be liable under this Deed unless a notice of the claim is given by the Purchaser to the relevant Party:

13.1.1	in the case of any claim for breach of Clause 10, within six months of the Effective Date; and

13.1.2

in the case of any other claim other than, subject to Clause 11.4, any claim in respect of Leakage pursuant to Clause 11 or any claim pursuant to Clauses 6 or 18, within 18 months following the Effective Time.

Any claim notified by the Purchaser to another Party pursuant to this Clause 13.1 shall specify the matters set out in Clause 13.2.

13.2	Notification of Claims under this Deed

Notices of claims against any other Party shall be given by the Purchaser to the relevant Party within the time limits specified in Clause 13.1 and shall specify in reasonable detail the legal and factual basis of the claim and the evidence on which the Purchaser relies (including, where the claim is the result of or in connection with a claim by a third party, evidence of such third party’s claim) and the Purchaser’s estimate of the amount of Losses which is, or is to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

13.3	Maximum Liability

13.3.1

The aggregate liability of the Investor and each Manager in respect of all claims under this Deed (other than, subject to Clause 11.6, any claim in respect of Leakage pursuant to Clause 11) shall not exceed an amount equal to the Consideration received by such person.

13.3.2	The aggregate liability of the Company in respect of all claims under this Deed shall not exceed an amount equal to the aggregate Consideration.

13.4	Commencement of Proceedings

Any claim notified pursuant to Clause 13.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the notice is given pursuant to Clause 13.2, unless previously satisfied, settled or withdrawn, legal proceedings in respect of the claim have been commenced by being both issued and served, provided that, in the case of a contingent liability, the six month period shall commence on the date the relevant contingent liability becomes an actual liability and is due and payable.

13.5	Contingent Liabilities

The Company, the Investor and the Managers shall not be liable under this Deed in respect of any liability which is contingent, unless and until such contingent liability becomes an actual liability and is due and payable.

13.6	Losses

The Company, the Investor and the Managers shall not be liable under this Deed in respect of any loss of profit, loss of goodwill or any indirect or consequential losses.

13.7	No Double Recovery and No Double Counting

No Party may recover under this Deed or the Transaction Documents or otherwise more than once in respect of the same Losses suffered or amount for which the Party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any relief) (or part of any amount) shall be taken into account, set off or credited more than once under this Deed or the Transaction Documents or otherwise, with the intent that there will be no double counting under this Deed and the Transaction Documents or otherwise.

13.8	Mitigation of Losses

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Deed or the Transaction Documents.

13.9	Fraud

None of the limitations contained in this Clause 13 shall apply to any claim under this Deed or the Transaction Documents which arises or is increased, or if and to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud by the person that is the subject of such claim.

14	Purchaser’s Warranties and Undertakings

14.1	The Purchaser’s Warranties

The Purchaser warrants to each of the other Parties that the statements set out below are true and accurate as at the date of this Deed:

14.1.1	the Purchaser is validly existing and is duly incorporated under the laws of England and Wales;

14.1.2	the Purchaser has the legal right and full power and authority to execute, deliver and perform this Deed and the Transaction Documents to which it is a party;

14.1.3	the Transaction Documents to which it is a party will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms;

14.1.4	the Purchaser has taken or will have taken by the Effective Date all corporate action required by it to authorise it to enter into and perform the Transaction Documents to which it is a party; and

14.1.5	the execution and delivery of, and the performance by the Purchaser of its obligations under, this Deed and the Transaction Documents to which it is a party will not:

(i)	result in a breach of any provision of the articles of association, by-laws or equivalent constitutional document of the Purchaser;

(ii)	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the Acquisition;

(iii)

result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound, and which is material in the context of the Acquisition; or

(iv)

other than as required pursuant to the Regulatory Conditions, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Deed both on an unconditional basis and on a basis which cannot be revoked (provided that this paragraph (iv) shall not extend to those consents or approvals from governmental or regulatory authorities referred to in Clause 8).

14.2	The Purchaser’s Guarantor Warranties

The Purchaser’s Guarantor warrants to each of the other Parties that the statements set out below are true and accurate as at the date of this Deed:

14.2.1	the Purchaser’s Guarantor is validly existing and is duly incorporated under the laws of Delaware;

14.2.2	the Purchaser’s Guarantor has the legal right and full power and authority to execute, deliver and perform this Deed and the Transaction Documents to which it is a party;

14.2.3	the Transaction Documents to which it is a party will, when executed, constitute valid and binding obligations on the Purchaser’s Guarantor in accordance with their respective terms;

14.2.4

the Purchaser’s Guarantor has taken or will have taken by the Effective Date all corporate action required by it to authorise it to enter into and perform the Transaction Documents to which it is a party; and

14.2.5	the execution and delivery of, and the performance by the Purchaser’s Guarantor of its obligations under, this Deed and the Transaction Documents to which it is a party will not:

(i)	result in a breach of any provision of the articles of association, by-laws or equivalent constitutional document of the Purchaser’s Guarantor;

(ii)

result in a breach of, or constitute a default under, any instrument to which the Purchaser’s Guarantor is a party or by which the Purchaser’s Guarantor is bound and which is material in the context of the Acquisition;

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser’s Guarantor is a party or by which the Purchaser’s Guarantor is bound, and which is material in the context of the Acquisition; or

(iv)

other than as required pursuant to the Regulatory Conditions, require the Purchaser’s Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Deed both on an unconditional basis and on a basis which cannot be revoked (provided that this paragraph 14.1.5(iv) shall not extend to those consents or approvals from governmental or regulatory authorities referred to in Clause 8).

14.3	The Purchaser’s Financing Undertakings

14.3.1	The Purchaser’s obligations under this Deed are not subject to any conditions regarding its or any other person’s ability to obtain financing for the consummation of the Acquisition.

14.3.2

The Purchaser warrants that it has, and at the Effective Time will have, the necessary cash resources and/or definitive fundable loan agreements from its financing sources (together, the “Financing Agreements”) which together are sufficient to meet its obligations under this Deed and the Scheme.

14.3.3

The Purchaser undertakes to each of the other Parties that it will not, without the prior written consent of the Company and the Investor, terminate or amend or vary any term or condition of the Financing Agreements in any manner which would adversely affect the Purchaser’s ability to fulfil its payment obligations pursuant to this Deed and the Scheme.

14.3.4

The Investor and the Managers acknowledge that they have no direct relationship with any of the financing sources under the bridge commitment letter relating to the Acquisition between the Purchaser’s Guarantor, Bank of America, N.A. and BofA Securities, Inc. with respect to any of the transactions contemplated by this Deed and are not intended beneficiaries of any arrangements that the Purchaser may have with any such financing sources. In no event shall any Manager or the Investor have any recourse against or be entitled to seek or obtain any recovery, judgment, monetary damages or injunctive or other relief against any such financing sources under any legal or equitable theory whatsoever (whether in contract, tort or otherwise), including for any alleged damage or loss relating to this Deed or the performance of or failure to consummate any transactions contemplated by it.

14.4	Notification Obligation

The Purchaser shall notify the Company and the Investor promptly upon becoming aware of any fact, matter or circumstance that may cause any impediment, directly or indirectly, to the Purchaser drawing down such amounts under the terms of the Financing Agreements as shall be necessary to allow the Purchaser to fulfil its payment obligations pursuant to this Deed and the Scheme.

14.5	The Purchaser’s Waiver of Rights against the Sellers

The Purchaser hereby warrants and undertakes to each of the other Parties for itself and as agent and trustee for each employee, director, agent, officer of or adviser to any member of the Investor’s Group (each a “Relevant Person”) that, other than with respect to the terms of any Transaction Document or any other direct contractual obligation existing between the Purchaser and the Relevant Person, and in the absence of fraud, the Purchaser:

14.5.1	has no rights against (and waives any rights it may have against); and

14.5.2	will not make a claim against (and waives any claim it may have against),

any Relevant Person, provided that nothing in this Clause 14.5 shall limit the ability of the Purchaser or any member of the Purchaser’s Group to bring any claim against any Target Transaction Adviser, if it has prepared an Adviser Report in connection with the Acquisition (subject always to the terms of any reliance letter entered into between the Purchaser or any member of the Purchaser’s Group and the relevant Target Transaction Adviser and/or the terms of engagement of such Target Transaction Adviser).

14.6	No Acquisition of a Competing Business

The:

14.6.1	Purchaser undertakes that it shall not (and shall procure that each member of the Purchaser’s Group shall not); and

14.6.2	Company undertakes that it shall not (and shall procure that each Group Company shall not),

at any time prior to the Effective Time, either alone or acting in concert with others, acquire or offer to acquire, or cause another person to acquire or to offer to acquire, or progress or contemplate (or cause another person to progress or contemplate) arrangements which, if carried into effect, would result in the acquisition of a competing business to a Group Company’s business or any other business the acquisition of which might reasonably be expected to prejudice or delay the outcome of any regulatory applications to be made in connection with the Acquisition.

14.7	Obligations towards Covered Persons

For six years from the Effective Date, the Purchaser shall procure that the Company maintains in force such “run-off” directors’ and officers’ liability insurance policies as will enable the Company to make claims arising out of any matter, cause or event occurring on or before the Effective Time under those policies on terms and conditions that are, in every material respect, no less advantageous to the Covered Person than the directors’ and officers’ liability insurance policies maintained by the Company as at the date of this Deed.

14.8	Section 338(g) the United States Internal Revenue Code of 1986

The Purchaser and the Purchaser’s Guarantor agree that they shall not, at any time, without the prior written consent of the Investor, make an election in respect of the Group (or any part thereof) under Section 338(g) the United States Internal Revenue Code of 1986.

15	Deliverables and the Effective Date

15.1	On:

15.1.1	the date of this Deed, the Parties shall deliver the Signing Deliverables; and

15.1.2	on the Effective Date, the Parties shall deliver the Closing Deliverables.

15.2	On the Effective Date, the Purchaser shall:

15.2.1	pay the Loan Note Consideration to the Investor Bank Account by way of telegraphic transfer;

15.2.2	satisfy the Share Consideration in accordance with the terms set out in the Scheme;

15.2.3	procure that the relevant Group Company repay the Bank Pay-Off Amount as set out in the Closing Schedule, to the providers of finance under the Existing Facilities; and

15.2.4	procure, if and to the extent not paid prior to the Effective Date, the payment by the Company of the Disclosed Transaction Costs (together with any applicable VAT).

16	Termination

16.1	This Deed (other than the Surviving Clauses) shall terminate with immediate effect and all rights and obligations of the Parties under this Deed shall cease forthwith, as follows:

16.1.1	if agreed in writing between the Parties; or

16.1.2	upon notice by any Party to the other Parties, if any of the Conditions are not satisfied or waived on or before 5 pm (UK time) on the Long Stop Date.

16.2	Termination of this Deed shall be without prejudice to the rights of any of the Parties which have arisen at or prior to termination.

17	Guarantee of the Purchaser’s Obligations

17.1

The Purchaser’s Guarantor unconditionally and irrevocably guarantees to the Company, the Investor and the Managers the due and punctual performance and observance by the Purchaser of all its obligations, commitments, undertakings and warranties under or pursuant to this Deed (the “Purchaser’s Guaranteed Obligation”) and agrees that if the Purchaser’s Guaranteed Obligation is or becomes unenforceable, invalid or illegal it shall, as an independent and primary obligation, indemnify the Company, the Investor and the Managers immediately on demand against all Losses which the Company, the Investor and the Managers suffer through or arising from any act or omission that would be a breach by the Purchaser of the Purchaser’s Guaranteed Obligation if the relevant Purchaser’s Guaranteed Obligation were not unenforceable, invalid or illegal, to the extent of any limit on the liability of the Purchaser in this Deed.

17.2

If and whenever the Purchaser defaults for any reason whatsoever in the performance of the Purchaser’s Guaranteed Obligation, the Purchaser’s Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchaser’s Guaranteed Obligation in the manner prescribed by this Deed and so that the same benefits shall be conferred on the Company, the Investor and the Managers as they would have received if the Purchaser’s Guaranteed Obligation had been duly performed and satisfied by the Purchaser.

17.3

This guarantee is to be a continuing guarantee and accordingly is to remain in force until the Purchaser’s Guaranteed Obligation has been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Company, the Investor or the Managers may now or hereafter have or hold for the performance and observance of the Purchaser’s Guaranteed Obligation.

17.4

As a separate and independent stipulation the Purchaser’s Guarantor agrees that any of the Purchaser’s Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation on or of the Purchaser or the dissolution, amalgamation or reconstruction of the Purchaser or any other fact or circumstances (other than any limitation imposed by this Deed) shall nevertheless be enforceable against and recoverable from the Purchaser’s Guarantor as though the same had been incurred by the Purchaser’s Guarantor and the Purchaser’s Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser’s Guarantor on demand.

17.5	The liability of the Purchaser’s Guarantor under this Clause 17 shall not be affected, impaired, reduced or released by:

17.5.1	any variation of the Purchaser’s Guaranteed Obligations;

17.5.2	any forbearance, neglect or delay in seeking performance of the Purchaser’s Guaranteed Obligation or any granting of time for such performance;

17.5.3	the illegality, invalidity, unenforceability of, or any defect in, any provision of this Deed or the Purchaser’s obligations under this Deed;

17.5.4	any insolvency or similar proceeding; or

17.5.5	any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

18	Confidentiality

18.1	Announcements

With the exception of: (i) the Announcement, which shall be made on the date of this Deed (or on such other date as may be agreed between the Parties); (ii) the Scheme Circular; and (iii) communications by the Company to Shareholders pursuant to or in connection with the Scheme, no announcement, communication or circular in connection with the existence or the subject matter of this Deed or any other Transaction Document shall be made or issued by or on behalf of any Party or any member of the Investor’s Group or the Purchaser’s Group (as applicable) without the prior written consent of the Parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, communication or circular required by law or any governmental or regulatory body, court order or the rules of any relevant stock exchange, but then only to the extent so required and the Party with an obligation to make an announcement or communication or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

18.2	Confidentiality

18.2.1	The Confidentiality Agreement shall cease to have any force or effect from the Effective Date.

18.2.2

Subject to Clauses 18.1 and 18.2.3, from the date of this Deed to the date falling two years after the date of this Deed, each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Deed or any Transaction Document which relates to:

(i)	the existence and the provisions of this Deed and of any Transaction Document;

(ii)	the negotiations relating to this Deed and any Transaction Document;

(iii)

in the case of the Investor and the Managers, any information relating to the Group Companies following the Effective Date and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; or

(iv)

in the case of the Purchaser and the Purchaser’s Guarantor, any information relating to the business, financial or other affairs (including future plans and targets) of the Investor or any member of the Investor’s Group including, prior to the Effective Date, the Group Companies.

18.2.3	Clause 18.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of any Party or its holding company are listed;

(ii)	the disclosure or use is required by any Manager in the ordinary course of such Manager’s employment by any Group Company;

(iii)	the disclosure or use is required to vest the full benefit of this Deed in the Parties;

(iv)	the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of this Deed or any Transaction Document;

(v)	the disclosure is reasonably made to a Tax Authority;

(vi)

the disclosure is made on a confidential basis to professional advisers or actual or potential debt or equity financiers of any Party or any member of the Investor’s Group or any member of the Purchaser’s Group provided that such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the Acquisition or any matters arising in connection with the Acquisition;

(vii)	the disclosure is made to the W&I Insurer or its professional advisers in connection with any claim under the W&I Insurance Policy;

(viii)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Deed);

(ix)	the other Parties have given prior written approval to the disclosure or use; or

(x)	the information is independently developed after the Effective Date,

provided that prior to disclosure or use of any information pursuant to Clause (i) or (iv), the Party concerned shall, where not prohibited by law, promptly notify the other Parties of such requirement with a view to providing those other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

19	Other Provisions

19.1	Further Assurances

Each of the Parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as another Party may reasonably require to transfer the Shares and the Loan Notes to the Purchaser and to give the other Parties the full benefit of this Deed.

19.2	Whole Agreement

19.2.1

The Transaction Documents contain the whole agreement between the Parties relating to the sale and purchase of the Shares and the Loan Notes to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the Parties in relation to the sale and purchase of the Shares and the Loan Notes.

19.2.2	Each Party acknowledges that, in entering into the Transaction Documents, it is not relying on any representation, warranty or undertaking not expressly incorporated into them.

19.2.3

Each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with the Transaction Documents shall be for breach of the terms of the Transaction Documents and each of the Parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

19.2.4	Nothing in this Clause 19.2 excludes or limits any liability for fraud.

19.3	Assignment

Except as permitted by this Clause 19.3 or as otherwise expressly provided in this Deed, no Party may, without the prior written consent of the other Parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Deed, save that the Purchaser may charge and/or assign the benefit of the whole or any part of this Deed to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Shares and the Loan Notes, provided that any such assignee shall not be entitled to receive under this Deed any greater amount than that to which the assigning party would have been entitled.

19.4	The Business Contract Terms (Assignment of Receivables) Regulations 2018

This Deed is a contract within the meaning of Regulation 4(i) of The Business Contract Terms (Assignment of Receivables) Regulations 2018 and, accordingly, Regulation 2 of those Regulations does not apply to it.

19.5	Third Party Rights

Other than pursuant to Clause 14.5, a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Deed.

19.6	Variation

No variation of this Deed shall be effective unless in writing and signed by or on behalf of each of the Parties.

19.7	Method of Payment and Set Off

19.7.1

Any payments pursuant to this Deed shall be effected by crediting for same day value the account specified by or on behalf of the Party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

19.7.2

Payment of a sum in accordance with this Clause 19.7 shall constitute a payment in full of the sum payable and shall be a good discharge to the payee (and those on whose behalf such payment is made) of the payor’s obligation to make such payment and the payor (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

19.7.3

Any payments pursuant to this Deed shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed by the Parties).

19.8	Costs

Except where this Deed provides otherwise, each Party shall pay all costs and expenses incurred by it in connection with the preparation, negotiation and entry into this Deed and the Transaction Documents or otherwise incurred in connection with the Acquisition.

19.9	Stamp Duty, Fees and Taxes

The Purchaser shall bear the cost of all stamp duty, stamp duty reserve Tax, stamp duty land Tax, any notarial fees and all registration and transfer Taxes and duties or their equivalents in all jurisdictions where such fees, Taxes and duties are payable as a result of the Acquisition. The Purchaser shall arrange the payment of such stamp duty, stamp duty reserve Taxes, stamp duty land Taxes, notarial fees, registration Taxes and all other equivalent fees, Taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

19.10	Grossing-up

19.10.1

All sums payable under this Deed shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be permitted by Clause 11.2 or required by law. If any deductions or withholdings are required by law, the payer shall account to the relevant Tax Authority for the amount so required to be deducted or withheld and, except in the case of the Consideration payable under Clause 7, the payer shall be obliged to pay to the recipient such additional amounts as will ensure that the recipient receives, in total, an amount which (after such deduction or withholding has been made) is no more and no less than it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Deed or shall have changed its tax residence or the permanent establishment to which the rights under this Deed are allocated then the liability of any other party under this Clause 19.10.1 shall be limited to that (if any) which it would have been had no such transfer, or change taken place.

19.10.2

The recipient or expected recipient of a payment under this Deed shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made or would otherwise be required to be made pursuant to Clause 19.10.1 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy of them to the payer.

19.10.3

If the recipient of a payment made under this Deed obtains a refund of or obtains and utilises a credit for any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the payer such part of such additional amounts paid pursuant to Clause 19.10.1 above as the recipient of the payment certifies to the payer will leave it (after such reimbursement) in no better and no worse position than would have arisen if the payer had not been required to make such deduction or withholding.

19.10.4

For the avoidance of doubt, references in this Deed (other than in Clause 19.10.1) to the amount of a payment under this Deed (or a Clause of it) or similar expressions include any amount by which such payment was increased or supplemented pursuant to this Clause 19.10.

19.11	VAT

If any payment under this Deed constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient any VAT due.

19.12	Notices

19.12.1	Any notice or other communication in connection with this Deed (each, a “Notice”) shall be:

(i)	in writing;

(ii)	in English; and

(iii)	delivered by hand, recorded or special delivery or courier using an internationally recognised courier company, or email.

19.12.2	A Notice to the Company shall be sent to the following address, or such other person or address as the Company may notify to the other Parties from time to time.

Address: 10 Bressenden Place, London, United Kingdom, SW1E 5DN

Email: Kully.Janjuah@paconsulting.com

Attention: Kully Janjuah

With a copy (delivery of which shall not constitute notice) to:

Name: Linklaters LLP

Address: One Silk Street, London EC2Y 8HQ

Email: chris.boycott@linklaters.com; alex.woodward@linklaters.com

Attention: Chris Boycott; Alex Woodward

19.12.3	A Notice to the Investor shall be sent to the following address, or such other person or address as the Investor may notify to the other Parties from time to time.

Address: 2, avenue Charles de Gaulle, L-1653 Luxembourg

Email: Sara.Huda@carlyle.com; William.Cagney@carlyle.com

Attention: The managers

With a copy (delivery of which shall not constitute notice) to:

Name: Linklaters LLP

Address: One Silk Street, London EC2Y 8HQ

Email: chris.boycott@linklaters.com; alex.woodward@linklaters.com

Attention: Chris Boycott; Alex Woodward

19.12.4	A Notice to the Managers shall be sent to the following address, or such other person or address as the Managers may notify to the other Parties from time to time.

Address: 10 Bressenden Place, London, United Kingdom, SW1E 5DN

Email: Ken.Toombs@PACONSULTING.COM;

Ruairidh.Cameron@PACONSULTING.COM; Kully.Janjuah@paconsulting.com; Alan.Middleton@PACONSULTING.COM

Attention: Ken Toombs, Ruairidh Cameron, Kully Janjuah, Alan Middleton

With a copy (delivery of which shall not constitute notice) to:

Name: Dickson Minto W.S.

Address: Broadgate Tower, 20 Primrose Street, London EC2A 2EW

Email: Jordan.simpson@DMWS.com

Attention: Jordan Simpson

19.12.5	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the other Parties from time to time.

Name: Jacobs Consulting Services Limited

Address: 1999 Bryan Street, Suite 1200, Dallas, Texas, United States of America

Email: Justin.Johnson@jacobs.com

Attention: Justin Johnson

With a copy (delivery of which shall not constitute notice) to:

Name: Fried, Frank, Harris, Shriver & Jacobson (London) LLP

Address: 100 Bishopsgate, London, EC2N 4AG

Email: Dan.Oates@friedfrank.com

Attention: Dan Oates

19.12.6	A Notice to the Purchaser’s Guarantor shall be sent to the following address, or such other person or address as the Purchaser’s Guarantor may notify to the other parties from time to time:

Name: Jacobs Engineering Group, Inc.

Address: 1999 Bryan Street, Suite 1200, Dallas, Texas, United States of America

Email: Justin.Johnson@jacobs.com

Attention: Justin Johnson

With a copy (delivery of which shall not constitute notice) to:

Name: Fried, Frank, Harris, Shriver & Jacobson (London) LLP

Address: 100 Bishopsgate, London, EC2N 4AG

Email: Dan.Oates@friedfrank.com

Attention: Dan Oates

19.12.7 Subject to Clause 19.12.8, a Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time recorded by the delivery company in the case of recorded delivery or special delivery;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

19.12.8

A Notice that is deemed by Clause 19.12.5 to be received on a day that is not a Business Day or after 5.00 p.m. on any Business Day shall be deemed to be received at 9.00 a.m. on the next Business Day.

19.12.9	For the purposes of this Clause 19, all references to time are to local time in the place of receipt.

19.13	Invalidity

19.13.1

If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

19.13.2

To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 19.13.1 then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Deed and the legality, validity and enforceability of the remainder of this Deed shall, subject to any deletion or modification made under Clause 19.13.1, not be affected.

19.14	Counterparts

This Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Deed by executing any such counterpart.

19.15	Agreement Prevails

If there is any inconsistency between the provisions of this Deed and those of any other Transaction Document, then the provisions of this Deed shall prevail.

19.16	No Waiver

19.16.1

No failure or delay by any Party in exercising any right or remedy provided under this Deed shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

19.16.2	Any waiver of a breach of this Deed shall not constitute a waiver of any subsequent breach.

19.17	Governing Law and Submission to Jurisdiction

19.17.1

This Deed and other Transaction Documents which are not expressed to be governed by another law and any non-contractual obligations arising out of or in connection with this Deed and such other Transaction Documents shall be governed by English law.

19.17.2

Each of the Parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and other Transaction Documents and that accordingly any proceedings arising out of or in connection with this Deed and other Transaction Documents shall be brought in such courts.

19.18	Appointment of Process Agent

19.18.1

The Purchaser’s Guarantor hereby irrevocably appoints the Purchaser of Cottons Centre, Cottons Lane, London, United Kingdom, SE1 2QG as its agent to accept service of process in the United Kingdom in any legal action or proceedings arising out of or in connection with this Deed.

19.18.2	The Purchaser’s Guarantor shall inform the Company, the Investor and the Managers in writing of any change of address of such process agent within 14 days of such change.

19.18.3

If such process agent ceases to be able to act as such or to have an address in the United Kingdom, the Purchaser’s Guarantor irrevocably agrees to appoint a new process agent in the United Kingdom and to deliver to the Company, the Investor and the Managers within 14 days a copy of a written acceptance of appointment by the process agent.

19.18.4

The Investor hereby irrevocably appoints CECP Advisors LLP of 1 St James’s Market, London SW1Y 4AH as its agent to accept service of process in the United Kingdom in any legal action or proceedings arising out of or in connection with this Deed.

19.18.5	The Investor shall inform the Purchaser and the Managers in writing of any change of address of such process agent within 14 days of such change.

19.18.6	If such process agent ceases to be able to act as such or to have an address in the United Kingdom, the Investor irrevocably agrees to appoint a new process agent in the United Kingdom and to deliver to the Purchaser and the Managers within 14 days a copy of a written acceptance of appointment by the process agent.

19.18.7

Nothing in this Deed shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

Schedule 1

Managers

	Name	Address
1	Ken Toombs	[omitted]
2	Ruairidh Cameron	[omitted]
3	Kully Janjuah	[omitted]
4	Alan Middleton	[omitted]

Schedule 2

Deliverables and Actions

1	Initial Deliverables

1.1

On the date of this Deed, the Managers will deliver to the Purchaser and the Purchaser shall deliver to the Managers the duly executed Warranty Deed and Disclosure Letter in respect of such Warranty Deed.

1.2	On the date of this Deed:

1.2.1

the Company will deliver to the Purchaser a copy of the resolution of the directors of the Company authorising execution by the Company of each of this Deed and the Transaction Documents to which it is a party;

1.2.2

the Investor will deliver to the Purchaser a copy of the resolution of the managers of the Investor authorising execution by the Investor of each of this Deed and the Transaction Documents to which it is a party;

1.2.3	the Company will deliver to the Purchaser a copy of the EBT Irrevocable Undertaking;

1.2.4

the Purchaser will deliver to the Company a copy of the resolution of the directors of the Purchaser authorising the execution by the Purchaser of each of this Deed and the Transaction Documents to which it is a party;

1.2.5

the Purchaser’s Guarantor will deliver to the Company a copy of the resolution of the directors of the Purchaser’s Guarantor authorising the execution by the Purchaser’s Guarantor of each of this Deed and the Transaction Documents to which it is a party; and

1.2.6	the Purchaser will deliver to the Company and the Investor:

(i)

a copy of each agreement to which it or any member of the Purchaser’s Group is a party relating to the provision of debt finance to it or any member of the Purchaser’s Group for the purposes of the Acquisition; and

(ii)

a copy of a letter from the Purchaser’s financing banks to the Purchaser confirming that, other than the Effective Time occurring, all conditions precedent to drawdown of all debt finance to be provided to the Purchaser or any member of the Purchaser’s Group for the purposes of the Acquisition have been satisfied and will remain satisfied at the Effective Time.

2	Closing Deliverables

2.1	On the Effective Date, the Purchaser will comply with its obligations under Clause 6 and the Scheme.

2.2

At the relevant time set out in the Scheme, the Purchaser will issue and allot such Consideration Shares in the capital of the Purchaser as are to be offered in accordance with the Closing Allocation Table and the terms of the Scheme.

2.3	On the Effective Date, the Investor shall deliver or make available to the Purchaser:

2.3.1

transfers of the Loan Notes duly executed by the registered holder in favour of the Purchaser accompanied by the relevant certificates (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing);

2.3.2	the written resignations of each of Simon Dingemans and Fraser Robson from the office as a director of the Company in the Agreed Terms to take effect immediately following the Effective Time; and

2.3.3	a duly executed deed of termination to the Investment Agreement.

3	Board Meetings and Resolutions

3.1	On the Effective Date, the Company shall procure that a meeting of the Directors is held at which:

3.1.1	in the case of the Company, it will be resolved that the Purchaser is registered as holder of the relevant Shares in the Company’s register of members; and

3.1.2	the resignations of Simon Dingemans and Fraser Robson will be tendered and accepted to take effect at the Effective Time,

and shall deliver to the Purchaser copies of the relevant resolutions.

3.2

On the Effective Date, a meeting of the board of directors of the Purchaser shall be held at which it will be resolved that the Managers and other Shareholders to be issued Consideration Shares pursuant to the Closing Allocation Table and the Scheme are registered as the holders of such Consideration Shares.

Schedule 3

Conduct of Business

1

The issue, increase, reduction, repayment and purchase (or repurchase), sub-division, consolidation or other variation of any shares, options, warrants or other instruments convertible into shares of any member of the Group, or the creation of any new class of shares (whether equity securities or otherwise) in any member of the Group, or the reduction of the amount (if any) standing to the credit of any non-distributable reserve in any member of the Group.

2	Any amendment or variation to the Articles.

3	The recommendation of or proposals for any new dividend policy or declaration or the payment of any dividend or any other distribution by the Company.

4

Any material amendments to the terms of the Group’s indebtedness or the creation of any additional Group indebtedness, which when aggregated with the amount of the Group’s indebtedness then outstanding would result in the overall leverage ratio of the Group exceeding 3.5x EBITDA (at any time, and not including any amount of indebtedness incurred in relation to the Loan Notes issued prior to the date of this Deed).

5

The granting of any Encumbrance (other than in the ordinary course of trading or pursuant to the exercise of the Investor’s rights under the Investment Agreement) to any third party over any part of the undertaking, property or material assets of any member of the Group.

6

The making of any material change to the discretionary bonus scheme, or management equity plan or any other material change in the remuneration of any director or senior employee of any member of the Group otherwise than in connection with (i) the promotion of such individual in the ordinary or usual course; or (ii) annual salary increases in the ordinary or usual course, including the proposed increases to certain partner salaries as reflected in the Group’s current five-year plan.

7	Engage or appoint any employee whose annual base salary exceeds £350,000 (or the equivalent in any other currency).

8

Terminate the employment (save in the case of serious misconduct) of, or constructively dismiss, or vary the terms of employment of any director or any employee whose annual base salary exceeds £350,000 (or the equivalent in any other currency).

9	Any actual or proposed sale or other disposal of any material assets or any actual or proposed acquisition of any significant assets by any member of the Group.

10

The entry into any transaction with any person otherwise than on arm’s length or any transaction with a member of the Group or a connected person thereof (in each case, other than in the ordinary course as an employee or director).

11

The initiation, settlement or abandoning of any claim, litigation, arbitration or other proceedings involving the Company or any member of the Group or any admission of liability with a value exceeding or expecting to exceed £2,000,000, except in any case in relation to debt collection in the ordinary course of business.

12	The incurring of material operating liabilities or capital expenditure having a value in excess of £1,000,000, in each case, save to the extent envisaged by the Annual Business Plan.

13

The approval of any change in accounting policies or practices (except where such change is recommended by the auditors of the Group as a consequence of a change in generally accepted accounting practices or policies applicable to companies carrying on businesses of a similar nature to the business of the Group or as a consequence of a change in law).

14	Acquire or agree to acquire any share of other interest in any company, partnership or joint venture in which the Company is not already a holder of interests.

15	Any change of residence of any Group Company for Tax purposes or the creation of any permanent establishment or other place of business in any other jurisdiction.

16

The preparation or filing of any material Tax return in a manner which is materially inconsistent with past practice or, with respect to any such Tax return, taking any position, making or changing any election, or adopting any accounting method that is materially inconsistent with past practice.

17

The taking of any action otherwise than in the ordinary course of business which results in the loss, reduction or non-availability of any relief, exemption, allowance, loss, deduction, grant, credit, repayment, set-off, rollover or holdover in relation to Tax, in each case which is material to the Group.

18	Agree to any of the foregoing.

In witness whereof, this Deed has been duly executed as a deed on the date first stated above.

EXECUTED and DELIVERED as a DEED	)
by John Alexander and Kully Janjuah )
on behalf of THE COMPANY	)
acting by:	)
/s/ John Alexander
Director

/s/ Kully Janjuah
Director/Secretary

[Green – Implementation Agreement – Signature Page]

EXECUTED and DELIVERED as a DEED	)
by CEP IV Garden S.à r.l.	)
on behalf of THE INVESTOR	)
acting by:	)

/s/ Sara Huda
Manager Sara Huda

/s/ William Cagney
Manager William Cagney

[Green – Implementation Agreement – Signature Page]

EXECUTED and DELIVERED as a DEED	)
by	)
KEN TOOMBS	)

/s/ Ken Toombs

in the presence of:

Witness
Signature: [omitted]
Name: [omitted]
Address: [omitted]

Occupation: [omitted]

[Green – Implementation Agreement – Signature Page]

EXECUTED and DELIVERED as a DEED	)
by	)
RUAIRIDH CAMERON	)

/s/ Ruairidh Cameron

in the presence of:

Witness
Signature: [omitted]
Name: [omitted]
Address: [omitted]

Occupation: [omitted]

[Green – Implementation Agreement – Signature Page]

EXECUTED and DELIVERED as a DEED	)
by	)
KULLY JANJUAH	)

/s/ Kully Janjuah

in the presence of:

Witness
Signature: [omitted]
Name: [omitted]
Address: [omitted]

Occupation: [omitted]

[Green – Implementation Agreement – Signature Page]

EXECUTED and DELIVERED as a DEED	)
by	)
ALAN MIDDLETON	)

/s/ Alan Middleton

in the presence of:

Witness
Signature: [omitted]
Name: [omitted]
Address: [omitted]

Occupation: [omitted]

[Green – Implementation Agreement – Signature Page]

EXECUTED and DELIVERED as a DEED	)
by Robert Pragada	)
on behalf of JACOBS CONSULTING	)
SOLUTIONS LIMITED	)
~~acting by~~:	)

/s/ Robert V. Pragada
Director

in the presence of:

Witness
Signature: [omitted]
Name: [omitted]
Address: [omitted]

Occupation: [omitted]

[Green – Implementation Agreement – Signature Page]

EXECUTED and DELIVERED as a DEED	)
by Robert Pragada	)
on behalf of JACOBS ENGINEERING GROUP INC.	)
~~acting by~~:	)

/s/ Robert V. Pragada
Title: President and Chief Operating Officer

in the presence of:

Witness
Signature: [omitted]
Name: [omitted]
Address: [omitted]

Occupation: [omitted]

[Green – Implementation Agreement – Signature Page]